Exhibit 1

ASX	Level 18, 275 Kent Street Sydney, NSW, 2000
Release

7 April 2020

FITCH DOWNGRADES THE LONG-TERM RATINGS OF AUSTRALIA’S MAJOR
BANKS ONE NOTCH TO A+

Following an assessment of the economic impact of the COVID-19 pandemic on the Australian and New Zealand economies, Fitch Ratings (Fitch) have downgraded their long-term ratings for the major Australian banks (including Westpac Banking Corporation) by one notch, to A+ (from AA-). Fitch has maintained the rating outlook for the major Australian banks as “negative”, reflecting the major downside risk to Fitch’s economic outlook in light of the evolving global situation.

Fitch’s short-term issuer credit ratings for the major Australian banks (including Westpac) were also downgraded one notch to F1 (from F1+).

In downgrading the long-term rating, Fitch commented that it reflects the significant economic consequences for Westpac’s core markets of Australia and New Zealand caused by the COVID-19 pandemic and the restrictions implemented by the government to slow its spread.

Fitch also stated that Westpac is well capitalised to withstand the short-term consequences from the pandemic. Fitch believes there is still a reasonable buffer at the current mid-point, although capital ratios are likely to be pressured by asset-quality deterioration and weakened profitability over the next two years.

This action has impacted Fitch’s rating of a number of Westpac entities and securities, including Westpac New Zealand Ltd. Major ratings are now:

Westpac Banking Corporation
Long-term rating	A+ (from AA-)
Short-term rating	F1 (from F1+)
Outlook	Negative (unchanged)

Westpac New Zealand Ltd
Long-term rating	A+ (from AA-)
Short-term rating	F1 (from F1+)
Outlook	Negative (unchanged)

WESTPAC BANKING CORPORATION ABN 33 007 457 141

Fitch also adjusted the ratings on Tier 1 and Tier 2 capital instruments for these changes and to reflect a recent update of its rating methodology, issued on 28 February 2020. Applying the updated rating methodology resulted in a one notch uplift to the ratings of Tier 1 capital instruments, and a one notch downgrade to the ratings of Tier 2 capital instruments.

The net impact to the ratings of Tier 1 and Tier 2 capital instruments from both the change in Westpac’s issuer credit rating and the updated rating methodology are:

Tier 1 capital instruments have been affirmed, no change. Ratings are:

Basel III Tier 1 instruments:                BBB

Tier 2 capital instruments have been reduced by two notches. Ratings are:

Basel III Tier 2 instruments:                A- (from A+)

A copy of the release from Fitch is attached.

For further information:

David Lording	Andrew Bowden
Group Head of Media Relations	Head of Investor Relations
0419 683 411	0438 284 863

This document has been authorised for release by Timothy Hartin, Group Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

4/7/2020	Fitch Downgrades Westpac and Westpac New Zealand to 'A+' on Coronavirus Pandemic; Outlook Negative

RATING ACTION COMMENTARY

Fitch Downgrades Westpac and Westpac New Zealand to ‘A+’ on Coronavirus Pandemic; Outlook Negative

Tue 07 Apr, 2020 - 4:06 AM ET

Fitch Ratings - Sydney - 07 Apr 2020: Fitch Ratings has downgraded Westpac Banking Corporation’s (WBC) Long-Term Issuer Default Rating (IDR) and the Long-Term IDR of its wholly owned subsidiary, Westpac New Zealand Limited (WNZL), to ‘A+’ from ‘AA-’. The Short-Term IDR has been downgraded to ‘F1’ from ‘F1+’. The Outlook is Negative.

Fitch has also downgraded the senior debt issued by WBC, WNZL and WNZL’s wholly owned funding vehicle, Westpac Securities NZ Limited, to ‘A+’, from ‘AA-’, and WBC’s Tier 2 debt to ‘A-’ from ‘A+’, which has also been removed from Under Criteria Observation. WBC’s additional Tier 1 debt has been affirmed at ‘BBB’ and removed from Under Criteria Observation.

A full list of rating actions is at the end of this commentary.

https://www.fitchratings.com/research/structured-finance/covered-bonds/fitch-downgrades-westpac-westpac-new-zealand-to-a-on-coronavirus-p...	1/13

4/7/2020	Fitch Downgrades Westpac and Westpac New Zealand to 'A+' on Coronavirus Pandemic; Outlook Negative

Downgrades of the long-Term IDRs, Viability Ratings and senior debt ratings reflect the significant economic consequences for WBC’s core markets of Australia and New Zealand caused by the COVID-19 pandemic and the restrictions implemented by the government to slow its spread. The Short-Term IDRs have been downgraded as the funding and liquidity factor score is insufficient to support the higher of the two options at a Long-Term IDR of 'A+'. We expect the Australian economy to contract by over 2% in 2020, with unemployment averaging 7.7% for t he year. This is likely to weaken WBC's financial metrics, particularly its profitability and asset quality, to levels that are no longer commensurate with a bank rated in the 'aa' range, despite the substantial government and regulatory support being provided. We had previously flagged such a scenario as a downgrade sensitivity for WBC.

The Negative Outlook reflects the major downside risk to Fitch's economic outlook, which could further weaken WBC's financial profile below our expectations at its current rating level in the next two years.

https://www.fitchratings.com/research/structured-finance/covered-bonds/fitch-downgrades-westpac-westpac-new-zealand-to-a-on-coronavirus-p...	2/13

4/7/2020	Fitch Downgrades Westpac and Westpac New Zealand to 'A+' on Coronavirus Pandemic; Outlook Negative

VIEW ADDITIONAL RATING DETAILS

KEY RATING DRIVERS

WBC

Fitch believes WBC’s strong company profile, which supports the bank’s sound financial metrics, will continue to underpin its IDRs, Viability Rating and senior debt ratings. WBC’s franchise does not appear to have been impaired as part of its remediation of conduct and compliance related issues, which was a key reason for the Negative Outlook at the previous rating level. However, the operating environment in Australia and New Zealand has been severely damaged by the COVID-19 pandemic and we therefore expect a large deterioration in the bank’s asset quality and profitability in the short to medium term.

Fitch has revised the operating environment factor outlook for Australia to negative, as we expect GDP growth to decline sharply in 1H20, to be followed by a partial recovery in 3Q20. Our base case does not forecast a proper recovery to begin until 4Q20, but the operating environment would still be likely to be weighed down by a weakened labour force. We could revise the operating environment factor outlook back to stable should economic growth recover in accordance with our expectations under the base-case scenario during 2021. Nonetheless, a prolonged economic downturn and subdued recovery will increase downside risk to the Australian economy, causing higher-than-expected unemployment and weaker GPD growth. Fitch is likely to lower the operating environment factor mid-point to ‘a+’ under this scenario.

WBC’s asset quality is likely to deteriorate due to the pandemic, with support from the government and commercial banks - including repayment holidays and funding support to SME customers - only providing a partial offset. We expect the deterioration to become more evident in six to 12 months, partially reflecting the concessions granted by the Australian Prudential Regulation Authority to allow banks not to treat repayment holidays and repayment deferrals as arrears or loan restructures. However, a sharp rise in unemployment and the disruption caused by the restrictions imposed by governments to limit the pandemic is likely to escalate non-performing loans during 2021. WBC’s core asset quality metric of impaired loans/gross loans is likely to remain above 1% for a period of time. This is the threshold that Fitch’s bank criteria typically require for a factor score in the ‘aa’ range when the operating environment score is also in the ‘aa’ range. On this basis, Fitch has lowered the factor mid-point to ‘a+’ and maintained the negative outlook for asset quality to reflect the downside risk.

The drop in profitability is likely to be more prompt than for asset quality due to the immediate pressure caused by lower interest rates and non-interest income from a plunge in business activity over the next few months. This will be followed by higher loan impairment charges and provisioning under the IFRS9 framework.

https://www.fitchratings.com/research/structured-finance/covered-bonds/fitch-downgrades-westpac-westpac-new-zealand-to-a-on-coronavirus-p	3/13

4/7/2020	Fitch Downgrades Westpac and Westpac New Zealand to ‘A+’ on Coronavirus Pandemic; Outlook Negative

Fitch expects the low interest-rate environment to continue over the long term, pressuring WBC’s earnings. Credit growth is also likely to remain subdued for the next two years, reflecting the sharp decline in GDP growth, adding to earning pressure. As a result, Fitch has revised the factor mid-point to ‘a+’ to reflect that metrics are unlikely to be consistent with a ‘aa’ range mid-point for a period of time. The factor outlook remains negative, as the pandemic’s effect on profitability could be more significant and take longer than Fitch’s base case.

WBC is well capitalised to withstand the short-term consequences from the pandemic. Fitch believes there is still a reasonable buffer at the current mid-point, although capital ratios are likely to be pressured by asset-quality deterioration and weakened profitability over the next two years. Sustained earning pressure may also weaken WBC’s capital generation over the next few years.

Fitch believes WBC’s funding and liquidity profile will remain resilient under the current environment, with strong support from the central bank and other regulatory authorities. The Reserve Bank of Australia has deployed a number of policy tools over the last few weeks to ensure the stability of the financial system. This includes supplying liquidity in the domestic market, providing a US-dollar swap line to local market participants and enabling an alternative funding source through a term funding facility with the central bank. WBC’s liquidity position is sound. The bank also benefits from its strong franchise. However, its high reliance on wholesale funding remains a weakness.

WBC’s Support Rating and Support Rating Floor reflect its systemic importance, as highlighted by the bank’s market share in Australia. WBC’s business model is similar to that of other large Australian banks, which increases the prospect that all four banks will be treated similarly in a stressed environment. This is likely to result is an extremely high probability of support from Australian authorities, if needed.

The Support Rating Floor also reflects a historic propensity for Australian authorities to support senior creditors of banks, including during the global financial crisis of 2008 through the implementation of a government guarantee for senior bond holders, and is again highlighted by the provision of strong liquidity and long-term loan facilities by the Reserve Bank of Australia in response to the COVID-19 pandemic. This approach is reinforced by the regulatory approach to loss-absorbing capital, which does not allow for a senior bail-in instrument. The additional loss-absorbing capital requirement is to be met through existing capital instruments, such as Tier 2 capital securities.

https://www.fitchratings.com/research/structured-finance/covered-bonds/fitch-downgrades-westpac-westpac-new-zealand-to-a-on-coronavirus-p	4/13

4/7/2020	Fitch Downgrades Westpac and Westpac New Zealand to ‘A+’ on Coronavirus Pandemic; Outlook Negative

WNZL

WNZL’s IDRs and Support Rating reflect Fitch’s expectation of an extremely high likelihood of support from WBC, its 100% parent, if required. We believe WNZL remains a key and integral part of the banking group, with strong integration across management, risk frameworks and internal systems. WNZL’s sound profitability also contributes to Westpac group’s diversified revenue sources. The prospect of support is bolstered by the strong linkages between the Australian and New Zealand banking regulators, which Fitch believes would work together to ensure the stability of both countries’ financial systems.

The key drivers of WNZL’s Viability Rating are those outlined in our Rating Action Commentary published on 3 March 2020; Fitch Affirms Westpac New Zealand Limited at ‘AA-’; Outlook Negative, with the following exceptions:

-Fitch has revised the outlook of the operating environment for New Zealand banks to negative and maintained the ‘a’ mid-point to reflect the downside risks caused by the lockdown and other measures undertaken to slow the spread of the virus. The outlook may be revised back to stable if the economy starts to recover from 2H20, as expected in our base case.

-Fitch has revised the outlook of WNZL’s company profile mid-point to negative, as a significant weakening in the operating environment could pressure the bank’s business model. At the same time, Fitch has placed a negative outlook on WNZL’s asset quality, earnings and profitability mid-points to reflect the anticipated increase in non-performing loans and profitability deterioration over the next two years.

-Fitch believes there are still sufficient buffers at the current mid-points for capitalisation and funding. The sizeable funding and liquidity support from the central bank also help to mitigate the risks and ease the short-term liquidity pressure. As such, we have maintained the current mid-points of the two factors with stable outlooks.

-WNZL issues part of its wholesale funding through its funding subsidiary, Westpac Securities NZ Limited; a wholly owned subsidiary of WNZL that is used for WNZL’s funding purposes only. Fitch does not rate Westpac Securities NZ Limited, only the senior unsecured debt that it issues. The debt ratings are aligned with those of WNZL, as the parent guarantees the debt instruments.

https://www.fitchratings.com/research/structured-finance/covered-bonds/fitch-downgrades-westpac-westpac-new-zealand-to-a-on-coronavirus-p	5/13

4/7/2020	Fitch Downgrades Westpac and Westpac New Zealand to 'A+' on Coronavirus Pandemic; Outlook Negative

SUBORDINATED DEBT AND OTHER HYBRID SECURITIES

WBC’s subordinated Tier 2 debt is rated two notches below its anchor rating, the Viability Rating, which is consistent with the base case in Fitch’s revised Bank Rating Criteria. The ratings on these instruments have been downgraded by two notches; one notch due to the downgrade of WBC’s Viability Rating and one notch to reflect the change in the base case to two notches below the anchor rating for loss severity in Fitch’s updated criteria, from one notch previously. None of the reasons for maintaining the notching at one below the anchor rating are present.

WBC’s Tier 1 hybrid capital instruments are rated four notches below its anchor rating, the Viability Rating, which is consistent with the base case in the latest version of the Bank Rating Criteria. The ratings on these instruments have been affirmed, with the downgrade of WBC’s Viability Rating being offset by the one notch improvement in the base case in Fitch’s updated criteria. None of the reasons for an alternative notching approach are present.

The ratings of these instruments have been removed from Under Criteria Observation.

RATING SENSITIVITIES

WBC

Factors that Could, Individually or Collectively, Lead to Positive Rating Action/Upgrade:

WBC’s Viability Rating and IDRs are unlikely to be upgraded in the near-term given the Negative Outlook and our expectations for a weakening of the operating environment, but they may be upgraded if the economic downturn is shallower than expected in our base case and the recovery is swifter and sharper. This may result in WBC’s financial profile, particularly asset quality and earnings, remaining more consistent with a Viability Rating in the ‘aa’ range.

The Outlook on WBC may be revised to Stable if the downturn broadly aligns with our base case expectations. Under such a scenario, we would expect the weakening of the financial profile to be suffciently limited to ensure metrics broadly align with a Viability Rating of ‘a+’.

Factors that Could, Individually or Collectively, Lead to Negative Rating Action/Downgrade:

https://www.fitchratings.com/research/structured-finance/covered-bonds/fitch-downgrades-westpac-westpac-new-zealand-to-a-on-coronavirus-p...	6/13

4/7/2020	Fitch Downgrades Westpac and Westpac New Zealand to 'A+' on Coronavirus Pandemic; Outlook Negative

WBC’s IDRs, Viability Rating and senior debt ratings could be downgraded if the economic environment deteriorates significantly beyond our base case scenario. In this downside scenario, we expect to lower the operating environment mid-point to ‘a+’, which, in turn, would likely result in a lowering of our assessment of most financial-profile factors. Any downgrade would be limited to one notch unless the Support Rating Floor of ‘A’ was also downgraded.

In particular, such an environment would see greater and more prolonged asset-quality deterioration across WBC’s business and mortgage portfolios, placing further pressure on earnings and potentially, capitalisation- metrics on all three factors would most likely be more consistent with an ‘a’ score in such a scenario. Bank measures to help clients through the downturn will become less effective over time, which would limit the speed of a recovery after the pandemic is brought under control.

A weakening in the propensity for the authorities to provide support may result in Fitch downgrading WBC’s Support Rating and Support Rating Floor, but we do not think this is probable. A change in the ability of authorities to provide support, which is likely to be reflected in a downgrade of Australia’s sovereign rating (AAA/Stable), may also lead to a downgrade of the Support Rating and Support Rating Floor. Any change in the Support Rating Floor would not directly affect the WBC’s IDRs, which are driven by its Viability Rating.

WNZL

Factors that Could, Individually or Collectively, Lead to Positive Rating Action/Upgrade:

WNZL’s IDRs may be upgraded if WBC’s IDRs are upgraded, so long as there has been no change in our view on WBC’s propensity to provide support to WNZL.

An upgrade of WNZL would require funding and liquidity improvements to levels similar to banks with higher mid-points and the maintenance of the bank’s strong asset quality in combination with strengthened capitalisation.

Factors that Could, Individually or Collectively, Lead to Negative Rating Action/Downgrade:

WNZL’s IDR and our Outlook are equalised with the IDR and Outlook on WBC. Any downgrade in WBC’s IDRs are likely to be reflected in WNZL’s IDRs. The Support Rating and IDR may be downgraded should Fitch change its view of WNZL’s importance to its parent. This could include a significant reduction in size

https://www.fitchratings.com/research/structured-finance/covered-bonds/fitch-downgrades-westpac-westpac-new-zealand-to-a-on-coronavirus-p...	7/13

4/7/2020	Fitch Downgrades Westpac and Westpac New Zealand to 'A+' on Coronavirus Pandemic; Outlook Negative

of the New Zealand subsidiary as well as a partial or full sale of WNZL. In addition, deterioration in cooperation between the Australian and New Zealand regulators could weaken WBC’s ability to support its New Zealand subsidiary, pressuring WNZL’s ratings. However, neither of these scenarios are probable in our view.

We believe there is a sufficient buffer at the current rating for WNZL to withstand our base-case scenario, under which most factors should remain in line with or above the Viability Rating. However, a more significant and prolonged economic downturn could lead to a shallow recovery in 2021, which would pressure asset quality, profitability and possibly, capitalisation. This would result in a downgrade of WNZL’s Viability Rating.

SUBORDINATED DEBT

Factors that Could, Individually or Collectively, Lead to Positive Rating Action/Upgrade:

WBC’s subordinated Tier 2 debt ratings and other Tier 1 hybrid debt ratings are sensitive to the same factors that may affect its Viability Rating. An upgrade of WBC’s Viability Rating could therefore be reflected in the Tier 2 debt and other Tier 1 hybrid debt ratings.

Factors that Could, Individually or Collectively, Lead to Negative Rating Action/Downgrade:

The Tier 2 debt and other Tier 1 hybrid debt ratings would be downgraded if WBC’s Viability Rating is downgraded. Tier 1 hybrid debt ratings would also be downgrade if capital buffers deteriorated to below 100bp over coupon omission points.

BEST/WORST CASE RATING SCENARIO

Ratings of financial institution issuers have a best-case rating upgrade scenario (defined as the 99th percentile of rating transitions, measured in a positive direction) of three notches over a three-year rating horizon; and a worst-case rating downgrade scenario (defined as the 99th percentile of rating transitions, measured in a negative direction) of four notches over three years. The complete span of best- and worst-case scenario credit ratings for all rating categories ranges from ‘AAA’ to ‘D’. Best- and worst-case scenario credit ratings are based

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4/7/2020	Fitch Downgrades Westpac and Westpac New Zealand to 'A+' on Coronavirus Pandemic; Outlook Negative

on historical performance. For more information about the methodology used to determine sector-specific best- and worst-case scenario credit ratings, visit www.fitchratings.com/site/re/10111579

REFERENCES FOR SUBSTANTIALLY MATERIAL SOURCE CITED AS KEY DRIVER OF RATING

The principal sources of information used in the analysis are described in the Applicable Criteria.

PUBLIC RATINGS WITH CREDIT LINKAGE TO OTHER RATINGS

WNZL’s ratings are linked to the ratings of WBC. The ratings of Westpac Securities NZ Limited’s senior debt issues are linked to WNZL’s ratings due to the provision of a guarantee by WNZL over these instruments.

ESG CONSIDERATIONS

ESG issues are credit neutral or have only a minimal credit impact on the entity(ies), either due to their nature or the way in which they are being managed by the entity(ies). For more information on Fitch’s ESG Relevance Scores, visit www.fitchratings.com/esg.

Additional information is available on www.fitchratings.com

APPLICABLE CRITERIA

Bank Rating Criteria (pub. 29 Feb 2020) (including rating assumption sensitivity)

ADDITIONAL DISCLOSURES

Dodd-Frank Rating Information Disclosure Form

Solicitation Status

Endorsement Policy

ENDORSEMENT STATUS

Westpac Banking Corporation	EU Endorsed

Westpac New Zealand Limited	EU Endorsed

Westpac Securities NZ Limited	EU Endorsed

https://www.fitchratings.com/research/structured-finance/covered-bonds/fitch-downgrades-westpac-westpac-new-zealand-to-a-on-coronavirus-p...	9/13

4/7/2020	Fitch Downgrades Westpac and Westpac New Zealand to 'A+' on Coronavirus Pandemic; Outlook Negative

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Copyright © 2020 by Fitch Ratings, Inc., Fitch Ratings Ltd. and its subsidiaries. 33 Whitehall Street, NY, NY 10004. Telephone: 1-800-753-4824, (212) 908-0500. Fax: (212) 480-4435. Reproduction or retransmission in whole or in part is prohibited except by permission. All rights reserved. In issuing and maintaining its ratings and in making other reports (including forecast information), Fitch relies on factual information it receives from issuers and underwriters and from other sources Fitch believes to be credible. Fitch conducts a reasonable investigation of the factual information relied upon by it in accordance with its ratings methodology, and obtains reasonable verification of that information from independent sources, to the extent such sources are available for a given security or in a given jurisdiction. The manner of Fitch’s factual investigation and the scope of the third-party verification it obtains will vary depending on the nature of the rated security and its issuer, the requirements and practices in the jurisdiction in which the rated security is offered and sold and/or the issuer is

https://www.fitchratings.com/research/structured-finance/covered-bonds/fitch-downgrades-westpac-westpac-new-zealand-to-a-on-coronavirus-p...	10/13

4/7/2020	Fitch Downgrades Westpac and Westpac New Zealand to 'A+' on Coronavirus Pandemic; Outlook Negative

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4/7/2020	Fitch Downgrades Westpac and Westpac New Zealand to 'A+' on Coronavirus Pandemic; Outlook Negative

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The ratings above were solicited and assigned or maintained at the request of the rated entity/issuer or a related third party. Any exceptions follow below.

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Fitch’s approach to ratings endorsement so that ratings produced outside the EU may be used by regulated entities within the EU for regulatory purposes, pursuant to the terms of the EU Regulation with respect to credit rating agencies, can be found on the EU Regulatory Disclosures page. The endorsement status of all International ratings is provided within the entity summary page for each

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4/7/2020	Fitch Downgrades Westpac and Westpac New Zealand to 'A+' on Coronavirus Pandemic; Outlook Negative

rated entity and in the transaction detail pages for all structured finance transactions on the Fitch website. These disclosures are updated on a daily basis.

Structured Finance: Covered Bonds       Insurance

Structured Finance: Structured Credit       Non-Bank Financial Institutions

Structured Finance      Banks      Structured Finance: RMBS      Asia-Pacific

New Zealand       Australia

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